Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

CARDTRONICS USA, INC.

FIRST: The name of the corporation is Cardtronics USA, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware I 9808. The name of the Corporation’ s registered agent at such address is the Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 10,000 consisting of 10,000 shares of common stock (“Common Stock”), with each such share having a par value of $0.0001. No shareholder shall have preemptive rights to acquire any shares or securities of any class, whether now or hereafter authorized, that may at any time be issued, sold or offered for sale by the Corporation.

The following is a statement fixing certain of the designations, preferences and relative, participating, optional or other special rights of the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation to fix any such provisions not fixed by this Certificate:

Identical Rights. All shares of Common Stock shall have identical rights and preferences.

Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock.

Voting. Except as required by law, the voting power of the Corporation shall be vested in the Common Stock.

FIFTH: The name of the incorporator is Marisela M. Pena and the incorporator’s mailing address is c/o Jackson Walker L.L.P., 1401 McKinney, Suite 1900, Houston, Texas 77010.

SIXTH: The names and mailing addresses of the directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Address
Jack M. Antonini	3110 Hayes Road, Suite 300 Houston, Texas 77082

Michael E. Keller	3110 Hayes Road, Suite 300 Houston, Texas 77082

The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws. Election of directors need not be by written ballot.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit Any amendment or repeal of this Article Ninth shall be prospective only, and neither the amendment nor repeal of this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law hereafter is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

SIGNATURE APPEARS ON THE FOLLOWING PAGE

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the state of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of November 2008.

/s/ Marisela M. Pena
Marisela M. Pena

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